SHRINK NANOTECHNOLOGIES' NANOSHRINK™ USED
TO PRODUCE SUPERIOR PROTOTYPES

Results of Study Published in 'Lab on a Chip,' a Royal Society of Chemistry Journal

CARLSBAD, CA – MAY 4, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB:INKN); (OTCBB: INKND), an innovative nanotechnology company developing products and licensing opportunities in the solar energy production, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today that its proprietary NanoShrink™ material has shown to produce superior microfluidic and point-of-care test prototypes in a landmark study conducted by the University of California Irvine's (UCI) Department of Biomedical Engineering. The UCI findings were published in the article, “Better Shrinkage than Shrinky-Dinks” online on March 24, 2010 in a leading academic journal, “Lab on a Chip,” a Royal Society of Chemistry Journal. To read the article, please visit the Company's website at www.shrinknano.com.

The article highlighted the benefits of prototyping using the proprietary NanoShrink™ material.  An excerpt from the Lab on a Chip article states, “While intricate features are typically realized in these thermoplastics by hot embossing and injection molding, such fabrication approaches are expensive and slow. Here, we apply our shrink-induced approach … to create micro- and nano-structures with cross-linked polyolefin thin films. These multi-layered films shrink by 95% … and with greater uniformity …”  Additionally, “With such significant reduction in size, along with attractive material properties, such commodity films could find important applications in low cost microfluidic prototyping as well as in point-of-care diagnostics.”

Shrink intends to use the NanoShrink™ material as a platform from which users around the world would be able to develop individualized applications in a broad range of industries.  This is a similar approach to the one employed by Apple when launching the iPhone as a result of the thousands of applications (or “apps”) which have resulted from 3rd party development of the iPhone platform.  Shrink intends to facilitate development by continuing to innovate and provide the NanoShrink™ user base with NanoShrink™ in a multitude of formats – plain, metalized, doped or impregnated, single and multi-layered, surface treated and surface structured.  NanoShrink™ will come in a variety of sizes and characteristics depending on the desired performance characteristics.  Moreover, Shrink will provide a web-based user community to facilitate collaboration and dissemination of the important science being performed using the NanoShrink™ platform and materials.

Shrink Nanotechnologies CEO Mark L. Baum stated, “In terms of explaining NanoShrink™ as a product, because many of the identified uses are ‘single use’ – particularly the biological, life science and diagnostics applications – one could view the material as a ‘throw away’ – almost like a razor blade, which is used to create a desired device and then disposed of.  As more uses are identified and as more applications are prototyped in the material, it will be Shrink’s job to provide the market with the NanoShrink™ material, to aggressively innovate the NanoShrink™ product line and facilitate collaboration between NanoShrink™ users.”

The Company believes that growth for the NanoShrink™ material will be facilitated as the NanoShrink™ user base collaborates and publishes – in the same manner that Dr. Khine wrote the present Lab on a Chip article.  When potential NanoShrink™ users read this article, they will want to replicate the studies and design additional experiments on their own.  This “spiraling” or “viral” effect will hopefully create greater demand for NanoShrink™ material.

While the NanoShrink™ community of users is growing, Shrink will also continue to internally develop additional proprietary applications for NanoShrink™ material – in the biotechnology research tools space, for human and animal diagnostics, environmental sensors and lastly as a base material for Shrink’s unique and patent-pending solar concentrator designs.  The Company continues to find important applications for NanoShrink™ and looks forward to revealing additional applications as they are closer to commercialization.  Shrink does intend to discuss the first commercial NanoShrink™ based devices in more detail in short order, as they are closer to being offered in the market.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com.

About Shrink Nanotechnologies, Inc.

Shrink is a first of its kind FIGA™ organization. FIGA companies bring together diverse contributions from leaders in the worlds of finance, industry, government and academia. Shrink’s technologies and solutions, including its diverse advanced plastic substrates, nano-devices and biotech research tools, among others, are designed to be ultra-functional and mechanically superior in the solar energy, environmental detection, stem cell research tools and biotechnology device markets. The Company’s products are based on a pre-stressed plastic called NanoShrink™, and on a patent-pending manufacturing process called the ShrinkChip Manufacturing Solution™. Shrink’s unique materials and manufacturing solution represents a new paradigm in the rapid design, low-cost fabrication and manufacture of nano-scale devices for numerous significant markets.

Shrink is not affiliated with Apple Corporation or the iPhone.

To learn more about Shrink Nanotechnologies, Inc. or to download the most up-to-date shareholder kit, please visit at www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink's ability to obtain additional financing, secure defendable patent rights, to build and develop markets for Shrink's technologies and products and to finalize a commercial stem cell research tool product. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink's success are more fully disclosed in Shrink's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

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